UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2017

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)             On October 5, 2017, ChromaDex Corporation (“ChromaDex”) entered into an agreement with Thomas C. Varvaro whereby Mr. Varvaro will no longer serve as ChromaDex’s Chief Financial Officer, Secretary, principal financial officer and principal accounting officer, effective immediately. ChromaDex expects that Mr. Varvaro will transition from ChromaDex over the coming months to pursue other opportunities. During this transition Mr. Varvaro will serve as ChromaDex’s Senior Vice President, Finance, and will report to Mr. Farr effective immediately.

(c)             On October 4, 2017, the Board of Directors of ChromaDex (the “Board”) appointed Kevin M. Farr as Chief Financial Officer, Secretary, principal accounting officer and principal financial officer, effective as of October 5, 2017, to replace the vacancies created by Mr. Varvaro’s transition as disclosed in item (b) above.

Mr. Farr, age 59, previously served as the Chief Financial Officer of Mattel, Inc. (“Mattel”) from February 2000 through September 2017, and prior to that served in multiple leadership roles at Mattel since 1991. Before joining Mattel, Mr. Farr spent 10 years at Pricewaterhouse Coopers. Mr. Farr serves on the Corporate Advisory Board of the Marshall School of Business at the University of Southern California, and as a board member of Polaris Industries Inc. Mr. Farr received his Master of Business Administration from Northwestern University's J. L. Kellogg Graduate School of Business, and his B.S. in Accounting from Michigan State University.

In connection with his appointment as Chief Financial Officer, ChromaDex and Mr. Farr entered into an Executive Employment Agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Farr is entitled to: (i) an annual base salary of $300,000 and (ii) a discretionary annual bonus based on the achievement of certain performance goals to be determined by the Board. Pursuant to the Employment Agreement, Mr. Farr also received an option to purchase up to 1,000,000 shares of ChromaDex common stock under the ChromaDex 2017 Equity Incentive Plan (the “Plan”), subject to monthly vesting over a three-year period, with an exercise price equal to $4.24 per share, which was equal to the closing price of ChromaDex’s common stock on the date of grant. Any unvested options will vest in full (a) upon a change of control of ChromaDex, subject to Mr. Farr’s continuous service through such change of control, (b) on the date (the “Price Threshold Date”) that the unweighted average closing price of ChromaDex’s common stock as quoted on the Nasdaq Capital Market (or such similar established stock exchange) over the previous 20 trading days (including the date such calculation is measured) first equals or exceeds $10.00 per share, subject to Mr. Farr’s continuous service through such Price Threshold Date, or (c) if Mr. Farr is terminated by ChromaDex without cause or if Mr. Farr resigns for good reason within 90 days prior to such change of control or Price Threshold Date.

If Mr. Farr’s employment is terminated by ChromaDex without cause or Mr. Farr resigns for good reason, then, subject to executing a release, Mr. Farr will receive (i) continuation of his base salary for 12 months, (ii) COBRA premiums for 12 months, (iii) a prorated annual cash bonus, based on the good faith determination of the Board of the actual results and period of employment during the year of such termination, (iv) accelerated vesting of time-based equity that would have otherwise become vested by the one year anniversary of such termination date and (v) an extended exercise period for his options.

ChromaDex expects to enter into an indemnification agreement with Mr. Farr on substantially the same terms as its standard indemnification agreement for directors and executive officers, previously filed as Exhibit 10.1 to ChromaDex’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2016.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Farr and any other persons pursuant to which he was selected as ChromaDex’s Chief Financial Officer. There are also no family relationships between Mr. Farr and any of ChromaDex’s directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 9, 2017, ChromaDex issued a press release announcing the hiring of Mr. Farr and the transition from ChromaDex of Mr. Varvaro. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01
Financial Statements and Exhibits.

 (d) Exhibits.

ExhibitNumber	Description

10.1	Executive Employment Agreement with Kevin M. Farr.
99.1	Press Release dated October 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: October 10, 2017

	By:	/s/ Frank L. Jaksch, Jr.
Name: Frank L. Jaksch, Jr.
Chief Executive Officer